                                                                    Exhibit 99.1


                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
ACT Manufacturing, Inc.:

   We have audited the consolidated balance sheets of ACT Manufacturing, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of ACT Manufacturing, Inc. and CMC Industries, Inc., which has been accounted for as a pooling of interests as described in Note 1 to the consolidated financial statements. We did not audit the balance sheet of CMC Industries, Inc. as of July 31, 1998, or the related statements of income, stockholders' equity, and cash flows of CMC Industries, Inc. for each of the three years in the period ended July 31, 1998, which statements reflect total assets of $93,405,000 as of July 31, 1998, and total revenues of $301,955,000, $214,485,000 and $164,711,000 for the years ended July 31, 1998, 1997 and 1996, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for CMC Industries, Inc. for 1998, 1997 and 1996, is based solely on the report of such other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ACT Manufacturing, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Deloitte & Touche LLP

Boston, Massachusetts
October 15, 1999

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           December 31, 1998 and 1997

                                                   1998              1997
                                             ----------------  ----------------
                                             (in thousands, except share data)
                   ASSETS
Current assets:
  Cash and cash equivalents................. $         10,670  $          9,463
  Accounts receivable trade (less allowance
   for doubtful accounts of $1,233 in 1998
   and $2,105 in 1997)......................          101,828            74,895
  Accounts and notes receivable from related
   party....................................            5,678             9,186
  Inventory.................................           65,612            69,851
  Prepaid expenses and other assets.........            4,204             2,390
  Deferred tax asset........................              880               --
  Income taxes refundable...................              --              8,417
                                             ----------------  ----------------
    Total current assets....................          188,872           174,202
Property and equipment--net.................           32,279            19,504
Notes receivable related party..............            1,400               --
Goodwill--net...............................            6,224             6,900
Investment in related party.................            5,884             5,884
Other assets--net...........................            3,635             2,083
                                             ----------------  ----------------
    Total................................... $        238,294  $        208,573
                                             ================  ================
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable bank......................... $         18,111  $         52,998
  Current portion of long-term debt.........            1,300             1,300
  Current portion of other long-term
   liabilities..............................            1,236               870
  Accounts payable..........................           71,956            54,493
  Accrued compensation and related taxes....            3,404             3,941
  Income tax payable........................              505               --
  Deferred taxes............................              --                164
  Accrued expenses and other................            6,301             4,542
                                             ----------------  ----------------
    Total current liabilities...............          102,813           118,308
Long-term debt--Less current portion........           41,756             3,558
Deferred taxes..............................            1,173               893
Other long-term liabilities.................            1,092             1,711
Commitments and contingencies (Notes 12 and
 15)........................................              --                --
Stockholders' equity:
  Preferred stock--$.01 par value;
   authorized, 5,000,000 shares; issued and
   outstanding, none........................              --                --
  Common stock--$.01 par value; authorized,
   50,000,000 shares; issued and
   outstanding, 12,835,908 shares in 1998
   and 12,509,052 shares in 1997............              128               125
  Additional paid-in capital................           74,960            70,515
  Accumulated other comprehensive income
   (loss)...................................             (180)                4
  Retained earnings.........................           16,552            13,459
                                             ----------------  ----------------
    Total stockholders' equity..............           91,460            84,103
                                             ----------------  ----------------
    Total................................... $        238,294  $        208,573
                                             ================  ================

                See notes to consolidated financial statements.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1998, 1997 and 1996

                               1998      1997      1996
                             --------  --------  --------
                             (in thousands, except per
                                    share data)
Net sales:
  Unrelated parties......... $566,048  $447,827  $352,586
  Related parties...........   26,436    31,312    38,025
                             --------  --------  --------
    Total net sales.........  592,484   479,139   390,611
                             --------  --------  --------
Cost of goods sold:
  Unrelated parties.........  532,018   425,396   316,502
  Related parties...........   24,321    28,807    34,983
                             --------  --------  --------
    Total cost of goods
     sold...................  556,339   454,203   351,485
                             --------  --------  --------

Gross profit................   36,145    24,936    39,126

Selling, general and
 administrative expenses....   27,383    24,516    18,268
Restructuring costs.........      --        --        792
                             --------  --------  --------
Operating income............    8,762       420    20,066
Other income (expense):
  Interest expense, net.....   (3,718)   (4,009)   (3,068)
  Other, net................       93       (47)      132
                             --------  --------  --------
    Total...................   (3,625)   (4,056)   (2,936)
                             --------  --------  --------
Income (loss) before
 provision for income
 taxes......................    5,137    (3,636)   17,130
Provision (benefit) for
 income taxes...............    2,044    (1,235)    6,868
                             --------  --------  --------
Net income (loss)........... $  3,093  $ (2,401) $ 10,262
                             ========  ========  ========
Basic net income (loss) per
 common share............... $   0.24  $  (0.19) $   0.86
                             ========  ========  ========
Diluted net income (loss)
 per common share........... $   0.24  $  (0.19) $   0.84
                             ========  ========  ========


Weighted average shares
 outstanding--basic.........   12,665    12,330    11,880
Weighted average shares
 outstanding--diluted.......   12,976    12,330    12,237

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
                  Years Ended December 31, 1998, 1997 and 1996

                                                        1998    1997     1996
                                                       ------  -------  -------
                                                           (in thousands)
Net income (loss)..................................... $3,093  $(2,401) $10,262
Other comprehensive income (loss):
  Foreign currency translation adjustment.............   (184)       4      --
  Minimum pension liability...........................    --       996      (63)
                                                       ------  -------  -------
Comprehensive income (loss)........................... $2,909  $(1,401) $10,199
                                                       ======  =======  =======

                See notes to consolidated financial statements.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1998, 1997 and 1996

                          $.01
                          Par               Accumulated
                         Value  Additional     Other                   Total
                         Common  Paid-in   Comprehensive Retained  Stockholders'
                         Stock   Capital   Income (Loss) Earnings     Equity
                         ------ ---------- ------------- --------  -------------
                                             (in thousands)
Balance, January 1,
 1996...................  $117   $59,244       $(933)    $ 5,598      $64,026
Net income..............   --        --          --       10,262       10,262
Minimum pension
 liability..............   --        --          (63)        --           (63)
Issuance of warrants....   --         44         --          --            44
Net proceeds from sale
 of stock...............     4     3,198         --          --         3,202
Income tax benefit from
 employees'
 exercise of stock
 options................   --        763         --          --           763
                          ----   -------       -----     -------      -------
Balance, December 31,
 1996...................   121    63,249        (996)     15,860       78,234
Net loss................   --        --          --       (2,401)      (2,401)
Minimum pension
 liability..............   --        --          996         --           996
Exercise of warrants....   --      1,267         --          --         1,267
Net proceeds from sale
 of stock...............     2       376         --          --           378
Issuance of stock for
 acquisition............     2     5,248         --          --         5,250
Cumulative foreign
 currency translation
 adjustments............   --        --            4         --             4
Income tax benefit from
 employees'
 exercise of stock
 options................   --        375         --          --           375
                          ----   -------       -----     -------      -------
Balance, December 31,
 1997...................   125    70,515           4      13,459       84,103
Net income..............   --        --          --        3,093        3,093
Net proceeds from sale
 of stock...............     3     4,567         --          --         4,570
Cumulative foreign
 currency translation
 adjustments............   --        --         (184)        --          (184)
Cancellation of common
 stock from
 acquisition escrow.....   --       (122)        --          --          (122)
                          ----   -------       -----     -------      -------
Balance, December 31,
 1998...................  $128   $74,960       $(180)    $16,552      $91,460
                          ====   =======       =====     =======      =======


                See notes to consolidated financial statements.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1998, 1997 and 1996

                                                    1998      1997      1996
                                                  --------  --------  --------
                                                        (in thousands)
Cash flows from operating activities:
  Net income (loss).............................. $  3,093  $ (2,401) $ 10,262
  Adjustment to reconcile net income (loss) to
   net cash provided by
   (used for) operating activities:
    Depreciation and amortization................    4,884     3,587     2,864
    Deferred income taxes........................     (764)    1,387    (1,700)
    Provision for doubtful accounts..............    1,945     1,805        20
    Loss on disposal of fixed assets.............      132       --         10
    Increase (decrease) in cash from:
      Accounts receivable--trade.................  (26,771)  (16,932)  (22,823)
      Inventory..................................    4,239     7,684   (18,819)
      Prepaid expenses and other assets..........   (2,632)   (2,415)    1,124
      Accounts payable...........................   17,463    10,743     7,912
      Accrued compensation and related taxes.....     (194)      130       693
      Income tax refundable (payable)............    8,922    (9,977)    2,049
      Accrued expenses and other.................    1,372       980     1,554
                                                  --------  --------  --------
        Net cash provided by (used for) operating
         activities..............................   11,689    (5,409)  (16,854)
                                                  --------  --------  --------
Cash flows from investing activities:
  Acquisition of property and equipment..........  (17,450)   (4,820)   (8,695)
  (Increase) decrease in other noncurrent
   assets........................................     (632)     (153)       98
  Proceeds from the sale of property and
   equipment.....................................      111       --        126
  Acquisitions, net of cash acquired.............      --     (2,388)      --
                                                  --------  --------  --------
        Net cash used for investing activities...  (17,971)   (7,361)   (8,471)
                                                  --------  --------  --------
Cash flows from financing activities:
  Borrowings under line-of-credit agreements,
   net...........................................    4,612    15,712    22,977
  Proceeds from long-term debt...................      --        --      1,596
  Principal payments on long-term debt...........   (1,300)   (1,300)   (1,347)
  Repayments of other long-term liabilities......     (692)   (2,337)     (302)
  Receipt of deferred revenue....................      483       --        --
  Net proceeds from sale of stock................    4,570     2,085     3,246
                                                  --------  --------  --------
        Net cash provided by financing
         activities..............................    7,673    14,160    26,170
                                                  --------  --------  --------
Effect of exchange rate changes on cash and
 equivalents.....................................     (184)       42       --
                                                  --------  --------  --------
Net increase in cash and cash equivalents........    1,207     1,432       845
Cash and cash equivalents, beginning of year.....    9,463     8,031     7,186
                                                  --------  --------  --------
Cash and cash equivalents, end of year........... $ 10,670  $  9,463  $  8,031
                                                  ========  ========  ========

                See notes to consolidated financial statements.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business and Summary of Significant Accounting Policies

   Nature of Business--ACT Manufacturing, Inc. and Subsidiaries (the "Company" or "ACT") provide value-added electronics manufacturing services for original equipment manufacturers in the networking and telecommunications, computer, industrial and medical equipment markets. The Company provides original equipment manufacturers with complex printed circuit board assembly primarily utilizing advanced surface mount technology, electro-mechanical subassembly, total system assembly and integration, and mechanical and molded cable and harness assembly.

   Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of ACT Manufacturing, Inc. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated. On July 29, 1999 the Company completed a merger with CMC Industries, Inc. ("CMC") in which CMC became a wholly owned subsidiary of ACT Manufacturing, Inc. The merger has been accounted for as a pooling of interests, and accordingly, the Company's consolidated financial statements for prior periods have been restated to include the operating results, financial position and cash flows of CMC at the beginning of the earliest period presented. In connection with the pooling, ACT issued 0.5 of a share of ACT common stock for each outstanding share of CMC common stock. A total of 3.9 million shares of ACT common stock were issued in connection with the merger, and approximately 0.9 million shares of ACT common stock were reserved for the conversion of CMC's outstanding stock options. Approximately $5,601,000 in merger-related costs were charged to operations in the quarter ended September 30, 1999.

   ACT prepares its financial statements on the basis of a fiscal year ending December 31, and CMC prepared its financial statements on the basis of a fiscal year ending July 31. The consolidated statements of operations and cash flows for the years ended December 31, 1998, 1997 and 1996 (herein referred to as "Fiscal" 1998, 1997 and 1996) reflect the results of operations and cash flows for ACT for the years then ended combined with CMC for the years ended July 31, 1998, 1997 and 1996, respectively. The consolidated balance sheets as of December 31, 1998 and 1997 reflect the financial position of ACT as of those dates combined with the financial position of CMC as of July 31, 1998 and 1997, respectively. As a result of ACT and CMC having different fiscal years, CMC's results of operations for the five-month period from August 1, 1998 through December 31, 1998 are reported below. The financial statements have been adjusted to reflect the conforming of CMC's accounting policy with that of ACT's by expensing previously capitalized preoperating and start-up costs associated with CMC's Mexican manufacturing facility. This adjustment also gives effect to the tax deductibility of expenses.

   As a result of ACT and CMC having different fiscal years, CMC's condensed consolidated results of operations for the five-month period from August 1, 1998 through December 31, 1998 are reported separately, as follows:

      Condensed Consolidated Statement of Operations Data (in
       thousands):
      Net sales.................................................... $122,423
      Cost of sales................................................  119,733
                                                                    --------
      Gross profit.................................................    2,690
      Selling, general and administrative expenses.................    5,409
                                                                    --------
      Loss from operations.........................................   (2,719)
      Interest expense.............................................      691
                                                                    --------
      Loss before taxes............................................   (3,410)
      Income tax benefit...........................................   (1,279)
                                                                    --------
      Net loss..................................................... $ (2,131)
                                                                    ========

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

This condensed consolidated statement of operations data of CMC for the period August 1, 1998 through December 31, 1998 does not reflect any adjustment to conform CMC's accounting policy with that of ACT's of expensing previously capitalized preoperating and start-up costs associated with CMC's Mexican manufacturing facility. The effect of such adjustment would be to reduce cost of goods sold by $100,000 and reduce net loss by $60,000.

   Translation of Foreign Currency--The Company translates financial statements denominated in foreign currency by translating balance sheet accounts at the end of period exchange rate and statement of operations accounts at the average exchange rate for the period. Where the local currency is the functional currency, translation gains and losses are recorded as a separate component of stockholders' equity in accumulated other comprehensive income (loss) and transaction gains and losses are reflected in other income (loss) in determining net income. Where the U. S. dollar is the functional currency, all foreign currency gains and losses are included in determining net income.

   Use of Estimates--The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the balance sheet dates. Estimates include such items as reserves for accounts receivable and inventory, useful lives of other assets, goodwill, property and equipment, and accrued liabilities. Actual results could differ from those estimates.

   Fair Value of Financial Instruments--Statement of Financial Accounting Standards ("SFAS") No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value because of their short-term nature. The Company's bank debt, because it carries a variable interest rate, is stated at its approximate fair market value.

   Derivatives--The Company has entered into an interest rate swap that qualifies as a matched swap that is linked by designation with a balance sheet liability and has opposite interest rate characteristics of such balance sheet item. Matched interest rate swaps qualify for settlement accounting. Under settlement accounting, periodic net cash settlements under the swap agreement are recognized in income on an accrual basis. These settlements are offset against interest expense in the consolidated statements of operations.

   Revenue Recognition--Revenue is recognized upon shipment of the product.

   Cash and Cash Equivalents--The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

   Inventory--Inventory is stated at the lower of cost or market. Cost has been determined using the first-in, first-out ("FIFO") method for approximately 69% and 67% of the inventories as of the end of Fiscal 1998 and 1997, respectively. Cost has been determined using the last-in, first-out ("LIFO") method for approximately 31% and 33% of the inventories as of the end of Fiscal 1998 and 1997, respectively.

   Property and Equipment--Purchased property and equipment is recorded at cost. Capital lease property and equipment is recorded at the lesser of cost or the present value of the minimum lease payments required. Depreciation and amortization is provided using the straight-line method over the estimated useful lives of the related assets (three to thirty years) and over the terms of the related leases (five years).

   Goodwill--Goodwill is being amortized on a straight-line basis over a period of fifteen to twenty years.

   Investment in Related Party--The carrying amount of the investment in preferred stock of a related party is based upon the present value of expected cash flows. See Note 11.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   Other Assets--Other assets include cash surrender value of officer's life insurance, prepaid pension expense and noncompete agreements. The noncompete agreements are being amortized over three to ten years.

   Warranty--The Company generally warrants that its hardware assemblies will be free from defects in workmanship for 12 months and passes on to the customer any warranties provided by component manufacturers and material suppliers to the extent permitted. Warranty costs have not been material to date.

   Income Taxes--The Company accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes." This Statement requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the Company's consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax bases of existing assets and liabilities, using enacted tax rates in effect in the years in which the differences are expected to reverse.

   Stock Based Compensation--As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company accounts for stock option grants using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees."

   Net Income (Loss) Per Common Share--Basic net income per common share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net income per common share reflects the potential dilution if common equivalent shares outstanding (common stock options and warrants) were exercised or converted into common stock unless the effects of such equivalent shares were antidilutive.

   A reconciliation of net income (loss) per common share and the weighted average shares used in the earnings per share ("EPS") calculation for the Fiscal years indicated is as follows (in thousands except per share amount):

                                              Net Income                 Per
                                                (Loss)       Shares     Share
                                              (Numerator) (Denominator) Amount
                                              ----------- ------------- ------
      1998
      Basic..................................   $ 3,093      12,666     $ 0.24
                                                =======
      Effect of stock options................                   310        --
                                                             ------     ------
      Diluted................................   $ 3,093      12,976     $ 0.24
                                                =======      ======     ======
      1997
      Basic..................................   $(2,401)     12,330     $(0.19)
                                                =======
      Effect of stock options................                   --         --
                                                             ------     ------
      Diluted................................   $(2,401)     12,330     $(0.19)
                                                =======      ======     ======
      1996
      Basic..................................   $10,262      11,880     $ 0.86
                                                =======
      Effect of stock options................                   357      (0.02)
                                                             ------     ------
      Diluted................................   $10,262      12,237     $ 0.84
                                                =======      ======     ======

   Options and warrants to purchase 757,296, 1,328,774 and 85,732 shares of common stock were outstanding during Fiscal 1998, 1997 and 1996, respectively, but were not included in the computation of diluted EPS because of either the net loss in Fiscal 1997 or because the options' exercise prices were greater than the average market prices of the common stock and, therefore, their effect would be antidilutive.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   Supplemental Cash Flow Information--Selected cash payments and noncash activities for the Fiscal years indicated were as follows (in thousands):

                                                         1998     1997   1996
                                                        -------  ------ ------
      Cash paid for interest........................... $ 3,887  $3,795 $3,143
      Cash paid for (refunded from) income taxes.......  (7,686)  7,729  6,201
      Noncash investing and financing activities:
        Assets acquired in exchange for common stock...     --    5,250    --
        Reduction of goodwill upon cancellation of
         common stock from acquisition escrow..........     122     --     --
        Receipt of stock as payment on account.........     --      441    --

   Impairment of long-lived assets--At each balance sheet date, the Company assesses whether there has been an impairment in the value of long-lived assets by determining whether projected undiscounted cash flows generated by the applicable asset exceeds its net book value as of the assessment date. At the end of Fiscal 1998 and 1997, subject to changes in circumstances, there were no impairments of the Company's assets.

   Comprehensive Income--The Company adopted SFAS No. 130, "Reporting Comprehensive Income" in Fiscal 1998. SFAS No. 130 requires the reporting of comprehensive income, which in the case of the Company, is the combination of reported net income and the change in the cumulative translation adjustment, which is a component of stockholders' equity.

   Segments--In Fiscal 1998 the Company adopted provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The standard requires the reporting of certain information about operating segments including the basis for the presentation and segment profit or loss. The Company operates as a single segment within the electronics manufacturing services industry. The disclosures relating to this segment are included in
Note 10.

   Reclassifications--Certain reclassifications have been made to the 1997 consolidated financial statements to conform with 1998 presentation.

   Recently Issued Financial Accounting Standard--In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended in June 1999 and effective for fiscal years beginning after June 15, 2000. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the consolidated financial statements of the Company. The Company will adopt this accounting standard on January 1, 2001, as required.

2. Acquisitions

   Effective June 9, 1997, the Company acquired substantially all of the assets and liabilities of Electronics Systems International ("ESI") located in Georgia. ESI is an electronics manufacturing services provider to customers throughout the southeastern United States. Under the terms of the purchase agreement, the Company acquired assets and liabilities of ESI in exchange for 190,546 shares of the Company's common stock plus acquisition costs. In 1998 the Company cancelled 4,446 shares previously issued and held in escrow. The per share market value of the Company's common stock on the date of the purchase was $27.50.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   Effective June 10, 1997, the Company acquired substantially all of the outstanding stock of Advanced Component Technologies Limited (formerly SignMax Limited), a cable and harness manufacturing company based in Dublin, Ireland. Under the terms of the purchase agreement, approximately 82% of the outstanding common shares of Advanced Component Technologies Limited (formerly SignMax Limited) were acquired for cash of $1,000,000 plus acquisition costs.
   Effective June 27, 1997, the Company acquired all of the outstanding stock of SignMax America, LLC, which owned the remaining 18% of Advanced Component Technologies Limited (formerly SignMax Limited). Under the terms of the purchase agreement, 100% of the outstanding common shares were acquired for cash of $460,000 and the assumption of $575,000 in notes payable.

   The ESI and SignMax transactions were accounted for as purchases in accordance with APB Opinion No. 16, "Business Combinations" as follows (in thousands):

      Details of Acquisitions:
      Cash paid, net of cash acquired.................................. $ 1,455
      Acquisition expenses.............................................     939
                                                                        -------
        Total cash paid................................................   2,394
      Common stock issued..............................................   5,250
                                                                        -------
        Total cash paid and common stock issued........................   7,644
      Liabilities assumed..............................................   4,334
                                                                        -------
        Total purchase price of acquisitions...........................  11,978
      Fair value of assets acquired....................................   5,609
                                                                        -------
        Excess of purchase price over net assets....................... $ 6,369
                                                                        =======

   The Company attributes the goodwill to the expected ability to expand sales in these new geographic markets, utilizing the acquired existing business infrastructure and geographic market presence as a basis for expansion. Accumulated amortization on these acquisitions amounted to approximately $640,000 and $239,000 at the end of Fiscal 1998 and Fiscal 1997, respectively. The operating results of the acquired businesses from the dates of purchase are included in the Company's Consolidated Statement of Operations for Fiscal 1997. The Consolidated Statement of Operations for Fiscal 1998 includes a full year of operations of the acquired businesses. Pro forma information has not been provided, as the operations of the acquired businesses were not material to the consolidated results of operations or financial position of the Company in Fiscal 1997 and Fiscal 1996.

3. Inventory

   Inventory consisted of the following at Fiscal year-end (in thousands):

                                                                  1998    1997
                                                                 ------- -------
      Raw materials............................................. $50,354 $54,109
      Work in process...........................................  12,511  14,244
      Finished goods............................................   2,747   1,498
                                                                 ------- -------
          Total................................................. $65,612 $69,851
                                                                 ======= =======

   The carrying value of inventories approximates replacement cost.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

4. Property and Equipment

   Property and equipment consisted of the following at Fiscal year-end (in thousands):

                                                               1998      1997
                                                             --------  --------
      Land.................................................. $    798  $    --
      Building..............................................    4,622       --
      Leasehold improvements................................    7,618     3,353
      Manufacturing equipment...............................   24,618    22,631
      Office furniture and equipment........................    7,856     4,932
      Vehicles..............................................      144       144
      Construction-in-progress..............................    2,838     1,116
                                                             --------  --------
          Total property and equipment......................   48,494    32,176
      Less accumulated depreciation and amortization........  (16,215)  (12,672)
                                                             --------  --------
          Property and equipment--net....................... $ 32,279  $ 19,504
                                                             ========  ========

   Included in property and equipment is a manufacturing facility and certain equipment held under capital leases with a net carrying value of $1,615,950 and $2,016,638 at the end of Fiscal 1998 and 1997, respectively.

   The Company has capitalized interest in the amount of $171,000 at the end of Fiscal 1998 related to the construction-in-progress.

5. Indebtedness

   On July 29, 1999, the Company executed an Amended and Restated Credit Agreement for a new $107.0 million Senior Secured Credit Facility ("Credit Facility") with a group of banks ("Banks") led by The Chase Manhattan Bank as agent ("Agent"), to replace the Company's existing credit facilities. This new Credit Facility provides for a $7.0 million five-year Term Loan ("Term Loan") and a $100.0 million five-year Line of Credit ("Revolving Credit Facility"), both of which are secured by substantially all of the assets of the Company. The Term Loan shall amortize at a rate of $1.0 million per year for the first year and $1.5 million per year for years two through five. The Revolving Credit Facility provides for borrowings up to an aggregate amount of $100.0 million, limited to a certain percentage of qualified accounts receivable and qualified inventory. Interest is payable monthly. For the Term Loan, the Company may choose an interest rate of either (i) 2.5% above the prevailing London Interbank Offering rate ("LIBOR"), or (ii) 0.5% above the prime rate as announced by the Agent. For the Revolving Credit Facility, the Company may choose an interest rate of either (i) 2.25% above the prevailing LIBOR rate, or
(ii) 0.25% above the prime rate. In addition to certain other prohibited actions, the Credit Facility limits capital expenditures by the Company and prohibits the payment of cash dividends on the Company's common stock. The Credit Facility requires the Company to maintain certain minimum fixed charge coverage ratios and maximum leverage ratios. Outstanding borrowings under the Credit Facility are secured primarily by the Company's accounts receivable, inventories, machinery and equipment.

   Previously, the Company had a total credit facility at the end of Fiscal 1998 of $90.0 million including a $55.0 million Senior Secured Credit Facility ("Senior Credit Facility") with a financial institution and a $35.0 million Loan and Security Agreement with another financial institution.

   The Company executed the $55.0 million Senior Credit Facility in Fiscal 1998 to replace the $50.0 million loan and security agreement then outstanding. This Senior Credit Facility provided for borrowings up to an aggregate amount of $55.0 million, limited to a certain percentage of qualified accounts receivable and inventory, of which $39,498,000 was utilized at the end of Fiscal 1998. Interest was payable monthly and the

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

Senior Credit Facility was due to mature in 2001. At the end of Fiscal 1998 the interest rate on the Senior Credit Facility was 8.0%.

   The Company entered into a $17.0 million interest rate swap agreement in Fiscal 1998 simultaneous with the execution of the Senior Credit Facility. The swap agreement provides for payments by the Company at a fixed rate of interest of 6.76% and matures on October 19, 2001. The fair value of the interest rate swap at end of Fiscal 1998 was approximately $(770,000) since the fixed rate of interest of 6.76% was higher than the floating rate.

   The $35.0 million Loan and Security Agreement included a revolving credit facility totaling $25.0 million. The Company had $18,111,000 and $12,792,000 outstanding at weighted average interest rates of 8.0% and 8.6% at the end of Fiscal 1998 and 1997, respectively. It also included a $6.0 million term loan payable in 55 monthly installments of $108,333 and a final installment of $91,667, commencing October 1, 1996. At the end of Fiscal 1998, the Company had $3,558,000 outstanding at an average interest rate of 7.74%. At the end of Fiscal 1997, the Company had $4,858,000 outstanding at an average interest rate of 8.43%.

   At the end of Fiscal 1998, the Company was not in compliance with the capital expenditure covenant of its Senior Credit Facility. The Company received a waiver from the bank relating to this covenant.

   The Company was in default as of the end of Fiscal 1997 with certain financial covenants under its former loan and security agreement. The Company's banks waived compliance with such covenants as of the end of Fiscal 1997. Due to the nature of the financial covenants, the Company reclassified all its long-term bank debt under the former loan and security agreement of $40,206,000 to a current liability at the end of Fiscal 1997.

   The aggregate annual maturities of long-term debt, under the previous facilities, at the end of Fiscal 1998 are as follows (in thousands):

      1999.............................................................. $ 1,300
      2000..............................................................   1,300
      2001..............................................................  40,456

6. Other Long-Term Liabilities

   Other long-term liabilities consisted of the following at Fiscal year-end (in thousands):

                                                                   1998   1997
                                                                  ------ ------
      Noncompete covenant........................................ $  303 $  350
      Deferred revenue...........................................    483    --
      Capital leases.............................................  1,437  2,082
      Other noncurrent liabilities...............................    105    149
                                                                  ------ ------
        Total....................................................  2,328  2,581
      Less current portion.......................................  1,236    870
                                                                  ------ ------
        Other long-term liabilities.............................. $1,092 $1,711
                                                                  ====== ======

   Noncompete Covenant--In 1993, the Company entered into an agreement with its former sole stockholder, which provides for monthly payments over a ten-year period, in return for a promise not to compete. The liability is recorded at the present value of the required future payments at an interest rate of 8%.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   Deferred Revenue--The Company received a $483,340 grant in Fiscal 1998 under an agreement with the Ireland Industrial Development Agency. The $483,340 payment has been recorded as deferred revenue at the end of Fiscal 1998 since the Company will be required to return the grant if certain conditions such as employment levels are not met by December 31, 2002.

   Facility and Equipment Leases--The Company leases a manufacturing facility and certain equipment and computer software used in its manufacturing operations under capital lease agreements that expire through 2003.

   Other long-term liabilities at the end of Fiscal 1998 are due as follows (in thousands):

                                         Noncompete Capital Deferred
                                          Covenant  Leases  Revenue  Other Total
                                         ---------- ------- -------- ----- ------
      1999............................      $ 80    $1,215    $--    $--   $1,295
      2000............................        86       177     --     105     368
      2001............................        92        90     --     --      182
      2002............................       100        19     483    --      602
      2003............................       --         12     --     --       12
                                            ----    ------    ----   ----  ------
       Total..........................       358     1,513     483    105   2,459
      Less amount representing
       interest.......................        55        76     --      --     131
                                            ----    ------    ----   ----  ------
      Present value of minimum
       payments.......................       303     1,437     483    105   2,328
      Less current portion............        57     1,179     --     --    1,236
                                            ----    ------    ----   ----  ------
       Other long-term liabilities....      $246    $  258    $483   $105  $1,092
                                            ====    ======    ====   ====  ======

   The capital lease payments due in 1999 include balloon payments related to two equipment leases. The Company has the option to renew the leases for an additional year with payments totaling $43,000 per month. The Company intends to exercise the renewal option.

7. Income Taxes

   The provisions (benefits) for income taxes for the Fiscal years indicated are as follows (in thousands):

                                                        1998    1997     1996
                                                       ------  -------  -------
      Current taxes:
        Federal....................................... $2,221  $(2,619) $ 6,532
        State.........................................    586       (3)   2,036
                                                       ------  -------  -------
                                                        2,807   (2,622)   8,568
      Deferred taxes..................................   (763)   1,387   (1,700)
                                                       ------  -------  -------
          Total....................................... $2,044  $(1,235) $ 6,868
                                                       ======  =======  =======

                   ACT MANUFACTURING, INC. AND SUBSIDIARIES

   Deferred income tax assets (liabilities) are attributable to the following at the Fiscal year-end (in thousands):

                                                               1998     1997
                                                              -------  -------
      Accounts receivable.................................... $   460  $   800
      Inventory..............................................  (2,239)  (2,404)
      Depreciation...........................................  (2,231)  (1,866)
      Accrued liabilities....................................   1,568    1,039
      State operating loss and credits.......................     367      387
      Minimum tax credit.....................................     594      594
      Other..................................................   1,188      393
                                                              -------  -------
        Net deferred tax liability........................... $  (293) $(1,057)
                                                              =======  =======

   The net deferred tax liability is classified as follows at the end of the Fiscal years indicated (in thousands):

                                                               1998     1997
                                                              -------  -------
      Current asset (liability).............................. $   880  $  (164)
      Noncurrent liability...................................  (1,173)    (893)
                                                              -------  -------
        Net deferred tax liability........................... $  (293) $(1,057)
                                                              =======  =======

   No valuation allowance is required as the deferred tax assets are expected to be fully realized.

   A reconciliation of the expected tax rate at the U.S. statutory rate to the effective tax rate for the Fiscal years indicated is as follows:

                                                               1998  1997   1996
                                                               ----  ----   ----
      Federal statutory rate..................................  34%  (34)%   34%
      State income taxes, net of federal benefit..............   6    (6)     7
      Adjustments to prior year tax liability.................   1   --     --
      Other...................................................  (1)    6     (1)
                                                               ---   ---    ---
        Effective rate........................................  40%  (34)%   40%
                                                               ===   ===    ===

   For state income tax purposes, the Company has approximately $12,299,000 million of net operating loss carryforwards. The carryforwards expire between 2002 and 2012 and are subject to limitations on use based on tax jurisdictions and changes in ownership. A deferred tax asset of $367,000 and $387,000 for Fiscal 1998 and Fiscal 1997, respectively, has been recorded to reflect the net future benefit of these net operating loss carryforwards. The 1997 tax benefit was provided at 34% primarily due to the effects of nondeductible expenses and the differences in pre-tax income earned in the various jurisdictions in which we do business.

8. Capital Stock

 Stock Option Plans

   The Company has a 1995 Stock Plan, which provides for the grant of incentive and nonqualified stock options to purchase up to an aggregate of 1,250,000 shares. The Company has a 1995 Non-Employee Director Stock Option Plan that provides for the grant of options to purchase a maximum of 100,000 shares to nonemployee directors of the Company. The Company also has a 1993 Incentive Stock Option Plan under which options for up to 690,664 shares of common stock may be granted at an exercise price not less than fair market value at the date of grant.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

CMC's 1990 Equity Incentive Plan provides for the granting of options to purchase a maximum of 950,052 shares. Stock option activity for the Fiscal years indicated was as follows:

                                                               Weighted Average
                                                    Number of  Exercise  Fair
                                                     Options    Price    Value
                                                    ---------  -------- -------
     Outstanding at Beginning of Fiscal 1996.......   718,415   $ 6.09
       Granted.....................................   441,250    10.78   $5.74
       Exercised...................................  (168,420)    3.50
       Forfeited...................................  (181,237)   10.56
                                                    ---------   ------
     Outstanding at End of Fiscal 1996.............   810,008     8.18
       Granted.....................................   772,750    22.97   13.42
       Exercised...................................   (85,435)    9.57
       Forfeited...................................  (168,551)   20.31
                                                    ---------   ------
     Outstanding at End of Fiscal 1997............. 1,328,772    15.06
       Granted..................................... 1,246,750    12.92    6.95
       Exercised...................................   (42,290)    8.08
       Forfeited...................................  (571,578)   23.67
                                                    ---------   ------
     Outstanding at End of Fiscal 1998............. 1,961,654   $11.38
                                                    =========   ======

                       Options Outstanding                 Options Exercisable
                  -----------------------------------    -----------------------------
                                       Weighted          Weighted
     Number        Range of            Average           Average          Number
     of            Exercise         Remaining Life       Exercise        Currently
     Options         Price            (In Years)          Price         Exercisable
     -------      -----------       --------------       --------       -----------
      50,267        0.48-0.84              3              $ 0.60           50,267
      67,932        3.70-5.00              4                3.90           56,749
     602,945        5.45-8.00              7                7.34          272,550
     367,693       8.75-12.25              7               11.33          115,984
     857,452      13.64-20.38              8               15.04          155,549
      15,365      21.00-27.13              9               23.40            3,064

   The options generally vest over three to five-year periods.

   The Company has reserved shares for future grants of common stock for issuance pursuant to the 1993 Incentive Stock Option Plan, 1995 Non-Employee Director Stock Option Plan, the 1995 Stock Plan and the 1990 Equity Incentive Plan for 450,800, 62,000, 286,300 and 229,960 shares, respectively.

   In January 1998 the Board of Directors approved a vote to reprice 516,500 employee stock options. The options were originally issued between March 1997 through October 1997 and had original grant prices ranging between $14.44 and $39.25. The grant price for these options was lowered to $13.94, which reflects the market value of the stock as of the reprice date. The repriced options continue to vest according to the original grant date. No compensation expense was required to be recorded in the consolidated statements of operations.

   As described in Note 1, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. Had the Company used the fair value method to measure compensation for grants made after Fiscal 1994, (including the repricing described above) pro forma net income and net income per share for fiscal years indicated would have been as follows (in thousands, except per share data):

                                                         1998    1997     1996
                                                        ------  -------  ------
      Net income (loss)................................ $ (966) $(5,432) $9,235
                                                        ======  =======  ======
      Diluted earnings (loss) per common share......... $(0.07) $ (0.43) $ 0.75
                                                        ======  =======  ======

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   The fair value of options on their grant date was measured using the Black/Scholes option-pricing model. Key assumptions used to apply this pricing model for the fiscal years indicated are as follows:

                                                1998       1997       1996
                                              ---------  ---------  ---------
      Risk-free interest rate................       5.5%       6.0%       6.4%
      Expected life of option grants......... 3-5 years  3-5 years  3-5 years
      Expected volatility of underlying
       stock.................................       102%        82%        63%

   It should be noted that the option-pricing model used was designed to value readily tradable stock options with relatively short lives. The options granted to employees are not tradable and have contractual lives of up to ten years. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.

 Private Placement

   In 1998, CMC issued 250,000 shares of stock to two members of the board of directors in a private placement. Proceeds from the issuance totaled $3,620,000. The purchase price equaled the fair market value of the stock issued.

 Capitalization

   On May 16, 1996, CMC issued 218,018 shares of common stock with detachable warrants that entitle the holders to purchase 84,481 shares of common stock at a price of $15.00 per share. The total proceeds for the shares and warrants issued were $2,464,000 and $44,000, respectively. Due to the Company meeting specified levels of financial performance, the warrants were called during Fiscal 1997. Total proceeds from the exercise of the warrants were $1,267,000.

 Stock Purchase Plan

   On November 15, 1996, CMC's stockholders approved the Employee Stock Purchase Plan ("ESPP"). The ESPP allows eligible employees the right to purchase common stock on a semi-annual basis at the lower of 85% of the market price at the beginning or end of each offering period. As of the end of Fiscal 1998, there were 241,598 shares of common stock reserved for the ESPP. During Fiscal 1998, employees purchased 39,012 shares under the ESPP. As of the end of Fiscal 1998, a liability of $302,408 has been recorded for ESPP withholdings not yet applied towards the purchase of common stock.

9. Employee Benefit Plans

 Savings Plans

   During Fiscal 1994, the Company adopted a savings plan for its employees pursuant to Section 401(k) of the Internal Revenue Code. Substantially all employees are eligible to participate, and the plan allows a deferral ranging from a minimum 1% to the maximum percentage of compensation permitted by law. Company contributions to the plan are at the discretion of the Board of Directors. Contributions to the Plan were $0, $50,000 and $0, in Fiscal 1998, 1997 and 1996, respectively.

   CMC had a profit-sharing savings plan (the "Savings Plan") for employees of CMC. Under the terms of the Savings Plan, employees may contribute from 2% to 16% of compensation and an additional elective amount. Effective June 30, 1994, the Company terminated matching employee contributions. The

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

Company may also elect to make an additional discretionary profit-sharing contribution. Effective January 1, 1996, the Savings plan eligibility requirements were amended to include all full-time employees with one hour of service. The Company recorded no contributions for fiscal 1998, 1997 and 1996.

 Medical Care and Disability Benefit Plans

   The Company is self-insured with respect to certain medical care and disability benefit plans for a percentage of its employees. The costs for such plans are charged against earnings in the period incurred. The liability for healthcare claims was $661,000 and $593,000 at the end of Fiscal 1998 and 1997, respectively, and the related expense incurred was $4,265,000, $4,897,000 and $3,878,000 for Fiscal 1998, 1997 and 1996, respectively. The Company does not provide benefits under these plans to retired employees.

 Retirement Benefits

   CMC maintains a defined benefit pension plan (the "Pension Plan") which covers certain hourly employees at one plant. Retirement benefits under the Pension Plan are based on an employee's length of service and a benefit formula based on year of hire. The benefit formula does not include a provision for increases in further compensation levels. Contributions to the Pension Plan are primarily based on the projected unit actuarial cost method. The Pension Plan's assets consist principally of short-term U.S. government instruments and pooled fixed income, debt and equity investment funds with a financial institution. Effective June 1, 1994, the Company terminated the future service payments for employees.

   The following table sets forth changes in the projected benefit obligation and changes in the fair value of Plan assets at Fiscal year-end (in thousands):

                                                                    July 31
                                                                 --------------
                                                                  1998    1997
                                                                 ------  ------
Change in projected benefit obligation:
Benefit obligation at beginning of year......................... $7,238  $7,442
Service cost....................................................    --      --
Interest cost...................................................    612     582
Benefits paid...................................................   (678)   (555)
Loss due to census changes......................................    540     --
Revaluation gain................................................    --     (231)
                                                                 ------  ------
  Benefit obligation at end of year............................. $7,712  $7,238
                                                                 ======  ======
Change in plan assets:
Fair value of plan assets at beginning of year.................. $7,375  $7,145
Actual return on plan assets....................................    671     785
Employer contributions..........................................    513     --
Benefits paid...................................................   (678)   (555)
                                                                 ------  ------
  Fair value of plan assets at end of year...................... $7,881  $7,375
                                                                 ======  ======
Funded status................................................... $  169  $  137
Unrecognized loss...............................................  1,261     878
                                                                 ------  ------
  Prepaid benefit cost.......................................... $1,430  $1,015
                                                                 ======  ======

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   The components of net periodic pension cost and related assumptions for the Fiscal years indicated were as follows (in thousands):

                                                            1998   1997   1996
                                                            -----  -----  -----
      Service cost......................................... $ --   $ --   $ --
      Interest cost........................................   612    582    579
      Return on plan assets................................  (671)  (785)  (422)
      Net amortization and deferral........................   157    270    (65)
                                                            -----  -----  -----
      Net periodic pension expense......................... $  98  $  67  $  92
                                                            =====  =====  =====
      Discount rate........................................  8.25%  8.25%  8.00%
      Long-term rate of return.............................  8.00%  8.25%  8.00%

   Under SFAS 87, the portion of deferred gains and losses in excess of 10% of the projected benefit obligation is amortized as a component of net periodic pension cost. If amortization is required, the period used is the average remaining service period of active employees, which was approximately 13.67 years as of the end of Fiscal 1998.

10. Major Customers and Operating Data

   Sales to Nortel Networks (formerly Bay Networks and Aptis Communication) and Micron Electronics were each approximately 12% of the Company's net sales for Fiscal 1998. In Fiscal 1997 Nortel Networks accounted for approximately 17% of the Company's net sales and Lucent Technologies (including Ascend Communications) accounted for approximately 12% of the Company's net sales for Fiscal 1996. All such sales relate to the printed circuit board assembly product line of the Company's business.

   The Company operates as a single segment within the electronics manufacturing services industry. A summary of the principal product line sales for the years ended 1998, 1997 and 1996 are as follows (in thousands):

                                                      1998     1997     1996
                                                    -------- -------- --------
      Printed Circuit Boards....................... $556,348 $450,467 $361,747
      Cable and Harness............................   36,136   28,672   28,864
                                                    -------- -------- --------
                                                    $592,484 $479,139 $390,611
                                                    ======== ======== ========

11. Transactions With Related Parties

   The Company leases certain facilities and equipment from a realty trust controlled by its principal stockholder under leases that expire in Fiscal 2003. These commitments are included in Note 12. The Company pays all operating costs of the building. Total payments to the realty trust were approximately $388,000 in Fiscal 1998 and $364,000 in Fiscal 1997 and 1996, respectively.

   In Fiscal 1993, the Company entered into a ten-year agreement with one of its directors for future consulting services. Payments under the agreement were approximately $280,000 in Fiscal 1998, $259,000 in Fiscal 1997 and $240,000 in Fiscal 1996. Future commitments under this agreement are approximately $302,000 in Fiscal 1999, $326,000 in Fiscal 2000, $352,000 in Fiscal 2001, $380,000 in
Fiscal 2002 and $233,000 in Fiscal 2003. The agreement expires in Fiscal 2003. A noncompete agreement was also entered into with the same individual (see Notes 1 and 6). Payments under this agreement were $73,000 in Fiscal 1998, $68,000 in Fiscal 1997, and $63,000 in Fiscal 1996 with future payments totaling $358,000.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   In August 1993, CMC transferred certain assets and related liabilities associated with its telephone business to Cortelco Systems Holding Corporation ("Cortelco"), a related party in that one of the Company's directors has a significant ownership interest in Cortelco. Under a manufacturing services agreement which expired in Fiscal 1998, CMC provided manufacturing services to Cortelco on a turnkey basis with prices based on cost plus 8% for telephone products and cost plus 10% for telecommunications systems products. Included in net sales for Fiscal 1998, 1997 and 1996 were sales to Cortelco totaling $26,436,000, $31,312,000 and $38,025,000, respectively. Total cost of sales for the periods relating to these sales to Cortelco were $24,321,000, $28,807,000 and $34,983,000, respectively. CMC continues to provide services to Cortelco with prices negotiated on a per contract basis.

   CMC had an agreement in Fiscal 1996 with Cortelco to provide certain products and related support services to customers of Cortelco. CMC was required to pay a commission to Cortelco in the amount of 10% of sales of these products under this agreement. During Fiscal 1996, CMC incurred $341,000 in commissions under this agreement.

   In July of 1998, CMC converted certain accounts receivable from Cortelco totaling $2,000,000 into a note receivable. Under the terms of the note, Cortelco agrees to pay the balance over a three-year term with monthly payments of $50,000 plus interest. Interest accrues on the note at a rate of 9.0% per annum. CMC continues to provide credit for manufacturing services sold to Cortelco in the form of trade receivables.

   The Cortelco preferred stock is nonvoting, has a liquidation preference of $12.50 per share and entitles the Company to dividends which are non-cumulative until August 1995 and thereafter cumulative at $0.75 per share for each year in which Cortelco earns net income of $2.0 million or more. The Company may, subject to certain restrictions, require Cortelco to redeem the preferred stock, on a pro rata basis, over a five-year period beginning August 1999. The Company recorded the preferred stock at fair value, $5,884,000 million, based on the discounted cash flow of the redemption requirements. The excess cost basis of the net assets over the fair value of the preferred shares received was recorded as a distribution of capital to the Company's stockholders.

   A director of the Company has an ownership interest in a customer which purchased goods during Fiscal 1996 totaling $1,731,000 at a cost of $1,697,000. As of the end of Fiscal 1996, the Company had an accounts receivable balance of $491,000 from this customer. During Fiscal 1997, the Company settled the then outstanding balance of $441,000 with this customer through receipt of Company common stock with a fair value of the same amount.

12. Operating Lease Commitments

   The Company leases various plant and office equipment under noncancelable operating leases expiring through 2007. Rent expense in Fiscal 1998, 1997 and 1996 was approximately $14,276,000, $9,361,000, and $4,255,000, respectively.
The future minimum rental payments under these leases over the next five years are approximately as follows (in thousands):

                                                  Related-
                                                    party       Other
                                                 Commitments Commitments  Total
                                                 ----------- ----------- -------
      1999......................................   $  364      $15,174   $15,538
      2000......................................      364       13,033    13,397
      2001......................................      364        9,445     9,809
      2002......................................      364        6,546     6,910
      2003......................................      196        4,085     4,281
                                                   ------      -------   -------
        Total...................................   $1,652      $48,283   $49,935
                                                   ======      =======   =======

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

   The Company has equipment lease lines of approximately $11.3 million available for purchases of manufacturing equipment, computer hardware and software and furniture. In May 1998, the Company entered into a $5.0 million operating lease line agreement for the purchase of certain equipment in the Dublin, Ireland facility. At the end of Fiscal 1998 substantially all of the available operating lease line had been utilized for outstanding commitments.

13. Restructuring Charge

   During Fiscal 1996, the Company expensed $792,000 in non-recurring charges related to the restructuring of a subsidiary. Of this amount, $241,000 related to the relocation of the subsidiary's corporate offices and California operations to a new facility. The remaining amount represented one-time charges related to severance costs resulting from a reduction in the subsidiary's staffing. The subsidiary reduced employment levels to reflect the transition of its business away from hand assembly work towards more advanced surface mount technology operations. All such amounts were paid in either Fiscal 1996 or 1997.

14. Contingencies

   On June 15, 1999, we received written notice from legal counsel for the Lemelson Medical, Education & Research Foundation, Limited Partnership alleging that we are infringing certain patents held by the Lemelson Foundation Partnership and offering to license such patents to us. Based on our understanding of the terms that the Lemelson Foundation Partnership has made available to current licensees, we believe that obtaining a license from them under the same or similar terms would not have a significant negative effect on our financial condition. Our results of operations in a particular quarter may be negatively affected, however. Moreover, a license may not be available on terms satisfactory to us. Litigation with respect to patents and other intellectual property matters can result in substantial costs and damages, require the cessation of the use of infringing products and processes, and force the infringing party to obtain a license to the relevant intellectual property.

   On February 27, 1998, the Company and several of the Company's officers and directors were named as defendants in a purported securities class action lawsuit filed in the United States District Court for the District of Massachusetts. The plaintiffs amended the complaint on October 16, 1998. The plaintiffs purport to represent a class of all persons who purchased or otherwise acquired the Company's Common Stock in the period from April 17, 1997 through March 31, 1998. The amended complaint alleges, among other things, that the defendants knowingly made misstatements to the investing public about the value of the Company's inventory and the nature of its accounting practices. On December 15, 1998, the Company filed a motion to dismiss the case in its entirety based on the pleadings. The Company's motion to dismiss the purported securities class action lawsuit was granted without prejudice on May 27, 1999, and the case was closed by the Court on June 1, 1999. On June 28, 1999 the plaintiffs filed a new motion with the Court seeking permission to file a second amended complaint. The Company opposed that motion. On July 13, 1999 the court denied the plaintiffs' motion to amend, noting "final judgment having entered in this case." On July 26, 1999 the plaintiffs filed a motion with the Court asking the Court to extend the 30-day period for filing an appeal of its ruling dismissing the case. The Company opposed that motion as well, and the Court denied the motion on August 10, 1999. On August 12, 1999, the plaintiffs filed a notice indicating their intent to appeal the Court's orders of July 26, 1999 and August 10, 1999. The Company believes the claims asserted in this action and the appeals noticed by the plaintiffs are without merit and intends to continue to defend itself vigorously in this action. The Company further believes that this litigation will not have a material adverse effect on the Company's business and results of operations, although there can be no assurance as to the outcome of these matters. No provision for any liability that may result from this litigation has been made in the accompanying consolidated financial statements.

   In connection with the transfer of certain assets and liabilities associated with its telephone business to Cortelco in August 1993, certain deferred income tax liabilities have been assumed by Cortelco. Although the

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

LIFO method of inventory accounting is employed, a portion of this deferred income tax liability attributable to differing financial reporting and tax reporting bases of inventories may become payable in the foreseeable future based on certain rulings made in the U.S. federal tax courts. Although the Company has received indemnification from this affiliate with respect to such liability, the Company would be liable for this tax in the event Cortelco is unable to meet its obligation. The total amount of this deferred income tax liability assumed by Cortelco was approximately $2.2 million as of Fiscal 1993.

   In Fiscal 1994, the Company incurred a non-recurring charge included in selling, general and administrative expenses of approximately $170,000 related to the costs of environmental clean-up at a former manufacturing site. The Company's original estimate of its cost of the clean-up was approximately $320,000 which was recorded prior to July 1994. In 1995, an environmental consultant estimated that the cost of a full study combined with short- and long-term remediation of the site may cost between $3.0 and $4.0 million. Subsequent environmental studies done in 1999 have estimated such costs as between $750,000 and $3.5 million. During Fiscal 1996, the Company was excluded as a potentially responsible party ("PRP") by the State of Tennessee's Department of Environment and Conservation in relation to the former facility; however, Alcatel, Inc., a PRP named by the State of Tennessee's Department of Environment and Conservation and a former owner of the Company, is seeking indemnification from the Company under the purchase agreement by which CMC acquired the stock of one of the operators of the facility. To date, Alcatel has not filed any legal proceedings to enforce its indemnification claim. However, Alcatel could initiate such proceedings and other third parties could assert claims against the Company relating to remediation of the site. We have entered into an agreement with Alcatel pursuant to which the statute of limitations on their indemnification claim is tolled for a period of time. In the event any proceedings are initiated or any claims made, the Company would defend itself vigorously. Defense or resolution of this matter could negatively impact the Company's financial position and results of operations.

   In connection with the Fiscal 1996 staff reduction discussed in Note 14, certain of the terminated employees subsequently claimed that the Company had engaged in age discrimination in their dismissal and sought damages of varying amounts. The Company defended the actual and threatened claims vigorously during 1998 incurring approximately $275,000 in legal costs over the course of the year. On August 6, 1998, a judgment was rendered in the favor of one plaintiff in the amount of $127,000 which the Company subsequently settled for $112,000. A second plaintiff's claim for $53,000 was subsequently settled for $48,500. The Equal Employment Opportunity Commission ("EEOC") has negotiated with the Company to reach a monetary settlement for other potential claimants. The Company entered into a Conciliation Agreement with the EEOC and agreed to pay approximately $500,000 to settle all such claims and limit future litigation costs. The Company reserved $975,000 to resolve all such claims which represented its best estimate of funds to ultimately be paid to such claimants. This charge was recorded in Fiscal 1998.

   In addition to the above, the Company is a defendant in several legal actions involving certain matters arising in the normal course of business. Management believes that the aggregate loss, if any, resulting from the final outcome of these proceedings will not be material to the financial position or results of operations of the Company. No additional accrual has been recorded for these pending matters.

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

15. Selected Quarterly Financial Data (unaudited):

   Summarized quarterly financial data are as follows (in thousands, except per share amounts):

                                                        1998 Quarters
                                             -----------------------------------
                                              First    Second   Third    Fourth
                                             -------- -------- -------- --------
      Net sales............................. $151,569 $162,604 $137,452 $140,859
      Gross profit..........................    7,530    9,182    9,529    9,904
      Net income............................      164    1,130    1,219      580
      Earnings per share:
        Basic...............................     0.01     0.09     0.10     0.05
        Diluted.............................     0.01     0.09     0.09     0.04

                                                     1997 Quarters
                                          ------------------------------------
                                           First    Second   Third     Fourth
                                          -------- -------- --------  --------
      Net sales.......................... $112,191 $128,696 $116,675  $121,577
      Gross profit.......................   12,542   13,432    7,069    (8,107)
      Net income (loss)..................    4,097    4,531      (70)  (10,959)
      Earnings (loss) per share:
        Basic............................     0.34     0.37    (0.01)    (0.88)
        Diluted..........................     0.32     0.35    (0.01)    (0.88)

   The Company's Fiscal 1997 loss (before taxes) includes certain significant adjustments and non-recurring charges recorded during the fourth quarter (in thousands):

      Physical inventory adjustments................................... $13,113
      Allowance for doubtful accounts..................................   1,740
      Non-recurring professional fees..................................     600
                                                                        -------
                                                                        $15,453
                                                                        =======

16. Subsequent Event

   On October 12, 1999, the Company acquired certain inventory and fixed assets of GSS/Array Technology, Inc. located in San Jose, California, a subsidiary of GSS/Array Technology Public Company, Ltd., a Thailand company for approximately $12,763,000 million in cash. We have assumed on-going relationships with select GSS/Array domestic customers.


                                   * * * * *